As filed with the Securities and Exchange Commission on September 20, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Pennsylvania	23-6216339
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

The Bellevue, 200 S. Broad Street

Philadelphia, PA 19102

(215) 875-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Goldman

Executive Vice President and General Counsel

The Bellevue, 200 S. Broad Street

Philadelphia, PA 19102

(215) 875-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard A. Blum

Robert C. Juelke

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

(215) 988-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares of Beneficial Interest, par value $1.00 per share	141,309	$11.95	$1,688,643	$120

(1)	In the event of a share split, share dividend or similar transaction involving the registrant’s shares, in order to prevent dilution, the number of shares registered automatically shall be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices for the registrant’s common shares as reported by the New York Stock Exchange on September 16, 2010, which date was within five business days of the date of this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, SEPTEMBER 20, 2010

PROSPECTUS

Pennsylvania Real Estate Investment Trust

141,309 Common Shares of Beneficial Interest

We are registering the reoffer and resale from time to time of up to 141,309 common shares of beneficial interest that we might issue in the future to the holders of units of limited partnership interest in PREIT Associates, L.P., of which we are the sole general partner. PREIT Associates issued these units on June 11, 2009 and September 15, 2010 as part of the consideration for its acquisition of Bala Cynwyd Associates, L.P., the owner of One Cherry Hill Plaza, an office building located within the boundaries of Cherry Hill Mall in Cherry Hill, New Jersey. Units of limited partnership interest in PREIT Associates, L.P. are redeemable by their holders for cash or, at our option, for a like number of our common shares.

The reoffer and resale of the shares will be made by the holders of those shares or by the holders’ pledgees, donees, transferees, partners or other successors in interest in public or private transactions, on or off of the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. They may sell the offered shares directly or through broker-dealers acting as principals or agents, or in a distribution by underwriters as described in more detail in this prospectus. We will not receive any of the proceeds from the sale of any shares by the selling shareholders, but we have agreed to bear certain expenses of registering the sale of the shares under federal and state securities laws. See “Selling Shareholders” and “Plan of Distribution.”

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our shares, including an ownership limit of 9.9% on our common shares. See “Ownership Limits and Restrictions on Transferability” beginning on page 9 of this prospectus.

Our common shares currently trade on the New York Stock Exchange, or NYSE, under the symbol “PEI.” On September 16, 2010, the last reported sale price of our common shares on the NYSE was $12.01 per share.

Investing in our common shares involves risks. You should read the section entitled “Risk Factors” on page 2 of this prospectus and in our most recently filed Annual Report on Form 10-K and subsequent reports we file with the Securities and Exchange Commission for a discussion of certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 20, 2010

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

References in this prospectus to “we,” “our,” “us” and “our Company” refer to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust, PREIT Associates, L.P., and any of our other subsidiaries. PREIT Associates, L.P., is a Delaware limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership. All references to “common shares” refer to Pennsylvania Real Estate Investment Trust’s common shares of beneficial interest, par value $1.00 per share.

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects might have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Pursuant to this shelf process, the selling shareholders named under the heading “Selling Shareholders” may sell the securities described in this prospectus from time to time in one or more offerings. We may also file a prospectus supplement to add, update or change information contained in this prospectus. This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information about us described in the section below entitled “Where To Find Additional Information and Incorporation by Reference.”

THE COMPANY

We are a Pennsylvania business trust founded in 1960 and one of the first equity REITs in the United States, and we have a primary investment focus on retail shopping malls and strip and power centers located in the eastern half of the United States, primarily in the Mid-Atlantic region. Our portfolio currently consists of a total of 54 properties in 13 states, including 38 shopping malls, 13 strip and power centers and three development properties, with two of the development properties classified as “mixed use” (a combination of retail and other uses) and one of the development properties classified as “other.” Our operating retail properties have a total of approximately 34.7 million square feet. As of June 30, 2010, our operating retail properties that we consolidate for financial reporting purposes had a total of approximately 30.1 million square feet, of which we own approximately 23.9 million square feet. As of June 30, 2010, our operating retail properties that are owned by unconsolidated partnerships with third parties had a total of approximately 4.6 million square feet, of which 2.9 million square feet are owned by such partnerships. On August 13, 2010, we entered into Purchase and Sale Agreements to sell up to seven of our power center properties. Five of the properties are wholly-owned, and have a total of approximately 1.5 million square feet, of which we own 0.9 million square feet. Two of the properties are 50% owned, and have a total of approximately 1.0 million square feet, of which approximately 0.8 million square feet is landlord-owned. We expect these sales to close in the latter part of 2010 and early 2011, but the transactions are subject to customary and other closing conditions so there can be no assurance that all or any of the properties will be sold.

We are a fully integrated, self-managed and self-administered REIT that has elected to be treated as a REIT for federal income tax purposes. In general, we are required each year to distribute to our shareholders at least 90% of our net taxable income and to meet certain other requirements in order to maintain the favorable tax treatment associated with qualifying as a REIT.

We hold our interests in our portfolio of properties through our operating partnership, PREIT Associates, L.P. We are the sole general partner of PREIT Associates and, as of June 30, 2010, held a 96.0% controlling interest in PREIT Associates. We consolidate PREIT Associates for financial reporting purposes.

We provide our management, leasing and real estate development services through PREIT Services, LLC, which generally develops and manages properties that we consolidate for financial reporting purposes, and PREIT-RUBIN, Inc., which generally develops and manages properties that we do not consolidate for financial reporting purposes, including properties in which we own interests through partnerships with third parties and properties that are owned by third parties in which we do not have an interest. PREIT-RUBIN is a taxable REIT subsidiary, as defined by federal tax laws, which means that it is able to offer an expanded menu of services to tenants without jeopardizing our continuing qualification as a REIT under federal tax law.

Our primary objective is to maximize the long-term value of the Company for our shareholders. To that end, our business goals are to obtain the highest possible rental income, tenant sales and occupancy at our properties in order to maximize our cash flows, funds from operations, funds available for distribution to shareholders, and other operating measures and results, and ultimately to maximize the values of our properties.

Our principal corporate offices are located at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102, and our telephone number is (215) 875-0700. We maintain a web site that contains information about us at www.preit.com. The information included on the web site is not, and should not be considered, a part of this prospectus.

RISK FACTORS

Investment in the securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of the events described in the risk factors might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to the holders of the units of limited partnership interest named in the section entitled “Selling Shareholders.” If these units of limited partnership interest are exchanged for our common shares, we will not receive any of the proceeds from the resale of those common shares by such selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting or tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

SELLING SHAREHOLDERS

We are registering for resale certain common shares that are beneficially owned by the selling shareholders named below. We expect that we might issue the shares in redemption of units of limited partnership interest of our operating partnership that have previously been issued to such selling shareholders, though we might also redeem any shares submitted for redemption for cash, at our option. The selling shareholders, including their pledgees, donees, transferees, partners or other successors in interest, may from time to time offer and sell under this prospectus or a supplement hereto any or all of the common shares issued in exchange for units of limited partnership interests.

The following table sets forth information, based upon information that we received from the selling shareholders on or before September 16, 2010, with respect to the selling shareholders and the number of common shares beneficially owned by each selling shareholder before the offering and that may be offered using this prospectus. We cannot estimate the number of shares the selling shareholders will hold after the completion of this offering because they may sell all or a portion of the shares offered by this prospectus. We have assumed for purposes of this table that none of the shares offered by this prospectus will be held by the selling shareholders after the completion of this offering.

Name	Position With Company	Number of Shares Owned Before The Offering		Number of Shares That May Be Sold	Number of Shares Owned After Offering	Percentage of Shares Outstanding Owned After Offering(1)
Ronald Rubin	Chairman and Chief Executive Officer and Trustee of PREIT	1,805,224	(2)	60,449	1,744,775	3.2%

George Rubin	Vice Chairman and Trustee of PREIT	831,089	(3)	60,449	770,640	1.4%

Joseph Coradino	Executive Vice President-Retail and Trustee of PREIT	254,057	(4)	4,710	249,347	*

Leonard Shore	None	221,908	(5)	15,701	206,207	*

*	Less than 1%.
(1)	Based on a total of 55,317,892 common shares outstanding as of July 27, 2010. The number of common shares outstanding does not include common shares issuable upon redemption of units of limited partnership in our operating partnership owned by management, trustees and other contributors of properties to our operating partnership, which units are currently redeemable for cash or, at our election, common shares on a one-for-one basis. We have assumed that the common shares issuable to the selling shareholders in redemption of their units of limited partnership interest are outstanding for purposes of calculating such shareholder’s percentage ownership but not the percentage ownership of any other selling shareholder.
(2)

Includes 667,067 shares that Ronald Rubin owns directly, 27,800 shares held by the Non-QTIP Marital Trust under the Will of Richard I. Rubin, of which Ronald Rubin and George Rubin are beneficiaries (the “Marital Trust”), 5,000 shares held by a trust of which Ronald Rubin is a trustee and beneficiary, 8,584 shares held by trusts of which Ronald Rubin is a trustee, and 1,096,773 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares, 86,934 of which are held by the Marital Trust and 5,227 of which are held by Pan American Office Investments, L.P. Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P.

(3)	Includes 195,453 shares that George Rubin owns directly, 97,999 shares held by a trust of which George Rubin is a trustee, 27,800 shares held by the Marital Trust, 7,834 shares held by a trust of which George Rubin is a trustee and beneficiary, 5,750 shares held by trusts of which George Rubin is a trustee, 900 shares held by a trust, the beneficiary of which is George Rubin’s daughter, and 1,063 shares held by George Rubin’s spouse. George Rubin disclaims beneficial ownership of all the shares owned by his spouse and of all the shares held in trust, except for those shares held by a trust of which he is also a beneficiary. Also includes 494,290 Class A units of limited partnership interest in PREIT Associates, L.P. (86,934 of which are held by the Marital Trust and 193,217 of which are held by grantor retained annuity trusts of which George Rubin is a trustee) that are redeemable for cash or, at PREIT’s option, for a like number of shares. Excludes 5,227 Class A units held by Pan American Office Investments, L.P. George Rubin holds limited partnership interests in Pan American Office Investments, L.P.
(4)	Includes 144,459 shares that Mr. Coradino owns directly and 109,598 Class A units of limited partnership interest in PREIT Associates, L.P. (76,404 of which are held by Mr. Coradino’s spouse, and 27,183 of which are held by a grantor retained annuity trust of which Mr. Coradino is a trustee and Mr. Coradino’s spouse is a beneficiary) that are redeemable for cash or, at PREIT’s option, for a like number of shares. Mr. Coradino disclaims beneficial ownership of the Class A units held by or for the benefit of his spouse.
(5)	Includes 62,128 shares that Mr. Shore owns directly and 159,780 Class A units of limited partnership interest in PREIT Associates, L.P. (20,000 of which are held by Mr. Shore’s spouse) that are redeemable for cash or, at PREIT’s option, for a like number of shares. Mr. Shore disclaims beneficial ownership of the Class A units held by or for the benefit of his spouse.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, partners or other successors in interest, may, from time to time, sell any or all of the common shares beneficially owned by them and offered hereby directly or through one or more broker-dealers or agents. The selling shareholders will be responsible for any agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may sell shares:

•	on the NYSE or any other national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market, including direct sales to purchasers;

•	in privately negotiated transactions;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	through the settlement of short sales;

•	through a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus and any accompanying prospectus supplement.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into options, swaps or derivatives or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any accompanying prospectus supplement.

In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling shareholders may pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act. We may amend, if necessary, the list of selling shareholders to include the pledgee, donee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common shares by the selling shareholders and their affiliates.

DESCRIPTION OF COMMON SHARES

The following summary of the material terms of our shares of beneficial interest does not include all of the terms of the shares and should be read together with our Trust Agreement and By-laws and with applicable Pennsylvania law. Our Trust Agreement and By-laws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where to Find Additional Information and Incorporation by Reference.”

Authorized Common and Preferred Shares

Under our Trust Agreement, we have the authority to issue up to 100,000,000 shares of beneficial interest, $1.00 par value per share, and up to 25,000,000 preferred shares.

Common Shares

Voting, Dividend and Other Rights. Subject to the provisions of our Trust Agreement regarding excess shares, (1) the holders of our common shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and (2) subject to the rights of holders of any preferred shares, the holders of our common shares are entitled to a pro rata portion of any distributions declared from time to time by our board of trustees from funds available for those distributions, and upon liquidation are entitled to receive pro rata all of the assets available for distribution to those holders. The majority of common shares voting on a matter at a meeting at which at least a majority of the outstanding shares are present in person or by proxy constitutes the act of the shareholders, except with respect to the election of trustees (see below). Our Trust Agreement permits the holders of securities of certain of our affiliates to vote with our shareholders on specified matters, and the partnership agreement of our operating partnership grants that right to certain holders of currently outstanding partnership units of our operating partnership, with respect to fundamental changes in us (i.e., mergers, consolidations and sales of substantially all of our assets). Shareholders do not have any pre-emptive rights to purchase our securities.

Our Trust Agreement provides that our board of trustees may authorize the issuance of multiple classes and series of shares of beneficial interest and classes and series of preferred shares having preferences to the existing shares in any matter, including rights in liquidation or to dividends and conversion rights (including shareholder rights plans), and other securities having conversion rights, and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion rights in respect of our shares. Accordingly, the rights of holders of our existing common shares are subject and junior to preferred rights, as to dividends and in liquidation (and other such matters) and to the extent set forth in any subsequently authorized preferred shares or class of preferred shares.

Board of Trustees. Our board of is not classified, with all thirteen members of the board of trustees elected to serve for one year terms in 2010. Our Trust Agreement does not provide for cumulative voting in the election of trustees, and the candidates receiving the highest number of votes are elected to the office of trustee, subject to the majority voting provisions contained in our corporate governance guidelines.

Trustee Nomination Process. Our Trust Agreement currently provides that nominations for election to the office of trustee at any annual or special meeting of shareholders shall be made by the trustees, or by petition in writing delivered to the secretary not fewer than 35 days before the meeting signed by the holders of at least two percent of the common shares outstanding on the date of the petition. Nominations not made in accordance with these procedures will not be considered unless the number of persons nominated is fewer than the number of persons to be elected to the office of trustee at the meeting. In this latter event, any person entitled to vote in the election of trustees may make nominations at the meeting for the trustee positions that would not otherwise be filled. In 2010, the Securities and Exchange Commission adopted additional rules regarding proxy access that may affect these procedures. After the adoption of these rules, the Company reviewed them, and has undertaken to comply with their requirements, as applicable.

Limited Liability of Shareholders

Our Trust Agreement provides that shareholders, to the fullest extent permitted by applicable law, are not liable for any act, omission or liability of a trustee and that the trustees have no power to bind shareholders personally. Nevertheless, there may be liability in some jurisdictions that may decline to recognize a business trust as a valid organization. With respect to all types of claims in any such jurisdiction, and with respect to tort claims, certain contract claims and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, shareholders may be personally liable for such obligations to the extent that we do not satisfy those claims. We conduct substantially all of our business in jurisdictions other than the Commonwealth of Pennsylvania in entities recognized in the relevant jurisdiction to limit the liability of equity owners. We carry insurance in amounts that we deem adequate to cover foreseeable tort claims.

Restrictions on Ownership

Among the requirements for qualification as a REIT under the Internal Revenue Code, or the Code, are (1) not more than 50% in value of our outstanding shares, including the common shares (after taking into account options to acquire shares), may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (2) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (3) certain percentages of our gross income must be from particular activities. In order to continue to qualify as a REIT under the Code, our board of trustees has adopted, and our shareholders have approved, provisions of our Trust Agreement that restrict the ownership and transfer of shares, or the Ownership Limit Provisions.

The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of any separate class of our shares. The trustees may exempt a person from the Ownership Limit Provisions with a ruling from the Internal Revenue Service or an opinion of counsel or our tax accountants to the effect that such ownership will not jeopardize our status as a REIT.

Issuance or transfers of shares in violation of the Ownership Limit Provisions or which would cause us to be beneficially owned by fewer than 100 persons are void ab initio and the intended transferee acquires no rights to the shares.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the Ownership Limit Provisions, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provisions are automatically exchanged for an equal number of excess shares, or the Excess Shares, authorized by our Trust Agreement, according to the rules set forth therein, to the extent necessary to insure that the purported transfer or other event does not result in the ownership of shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give written notice to us of a purported transfer or other event that would result in the issuance of Excess Shares.

Excess Shares are not treasury shares but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. The trustee of such trust shall be our Company. The beneficiary of such trust shall be designated by the purported holder of the Excess Shares. Excess Shares are not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares and prior to our discovery of such exchange, dividends or distributions are paid with respect to the shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to us upon demand. Excess Shares participate ratably (based on the total number of shares and Excess Shares) in any liquidation, dissolution or winding up of our Company. Except as required by law, holders of Excess Shares are not entitled to vote such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of shares will not violate the Ownership Limit Provisions, at which time the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the shares for which the Excess Shares were originally exchanged. Prior to any transfer of any interest in the Excess Shares held in trust, the purported transferee or other purported holder, as the case may be, must give advance notice to us of the intended transfer and we must waive in writing our purchase rights. Our Trust Agreement contains provisions that are designed to insure that the purported transferee or other purported holder of Excess Shares does not receive in return for such a transfer an amount that reflects any appreciation in the shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to our Company. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction, then the intended transferee or holder of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Excess Shares and to hold such Excess Shares on our behalf.

Our Trust Agreement further provides that Excess Shares shall be deemed to have been offered for sale to our Company at the lesser of (1) the price paid for the shares by the purported transferee or, in the case of a gift, devise or other transaction, the market price for such shares at the time of such gift, devise or other transaction or (2) the market price for the shares on the date we or our designee exercises its option to purchase the Excess Shares. We may purchase such Excess Shares during a 90-day period, beginning on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date the board of trustees determines that a violative transfer or other event resulting in an exchange of shares for the Excess Shares has occurred.

Each shareholder upon demand is required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of trustees deems necessary to comply with the provisions of our Trust Agreement or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Wells Fargo Bank, N.A.

CERTAIN PROVISIONS OF OUR TRUST AGREEMENT AND BY-LAWS

The following summary of certain provisions of our Trust Agreement and By-laws is subject to and qualified in its entirety by reference to our Trust Agreement and By-laws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where To Find Additional Information and Incorporation by Reference.”

Ownership Limits and Restrictions on Transferability

In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our Trust Agreement prohibits any shareholder from owning more than 9.9% of our outstanding common shares (exclusive of preferred shares) or more than 9.9% of any class or series of preferred shares. Our Trust Agreement also prohibits transfers of shares that would cause a shareholder to exceed the 9.9% limit or cause us to be beneficially owned by fewer than 100 persons. Our board of trustees may exempt a person from the 9.9% ownership limit if our board receives a ruling from the Internal Revenue Service or an opinion of counsel or tax accountants that exceeding the 9.9% ownership limit as to that person would not jeopardize our status as a REIT. Absent an exemption, this restriction may discourage a tender offer or other transaction or change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

Term of Office of Members of the Board of Trustees

Our board of trustees is not classified and our Trust Agreement provides for the annual election of all trustees.

Multiple Classes and Series of Shares of Beneficial Interest

Our Trust Agreement permits our board of trustees to create and issue multiple classes and series of shares, including classes and series of preferred shares having preferences to the existing shares on any matter, including rights in liquidation or to dividends and conversion rights (including shareholder rights plans), and other securities having conversion rights, and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion rights in respect of our shares. Our Trust Agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. Our issuance of such rights or preferred shares could delay or prevent someone from acquiring control of us, even if a change in control were in the best interests of our shareholders.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF PREIT ASSOCIATES, L.P.

The following is a summary of material provisions in the partnership agreement of PREIT Associates, L.P., our operating partnership. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference herein.

General

We are the sole general partner of our operating partnership. When our Company was organized on September 30, 1997, we contributed to our operating partnership, or to entities wholly owned by our operating partnership, the real estate interests that we owned, directly or indirectly, or the economic benefits of those real estate interests, in exchange for a general partnership interest in our operating partnership and a number of partnership units that equaled, in the aggregate, the number of common shares issued and outstanding on September 30, 1997.

Management

Under the partnership agreement, we, as the sole general partner, have the authority, to the exclusion of the limited partners, to make all management decisions on our operating partnership’s behalf. In addition, we, as general partner, may cause our operating partnership to create and issue additional classes of limited or preferred partnership interests with terms different from the limited partnership and general partnership interests currently outstanding. We have agreed in the partnership agreement to conduct substantially all of our business activities through our operating partnership unless a majority in interest of the partnership units (exclusive of partnership units that we own) consent to the conduct of business activities outside of our operating partnership.

Authorization of Partnership Units and Voting Rights

The partnership agreement authorizes the issuance of an unlimited number of partnership units in one or more classes. Holders of the partnership units are entitled to distributions from our operating partnership as and when made by us as the general partner. We are required to make distributions on the Class A partnership units that we hold directly or indirectly at the times and in the amounts required to allow us to make distributions to our shareholders necessary to preserve our status as a REIT for federal income tax purposes. As such, we anticipate that the other holders of partnership units will receive those distributions at the approximate time, and in the same amounts, as we declare and pay dividends to our shareholders.

Holders of partnership units generally have no right to vote on any matter voted on by holders of our shares except that, before the date on which at least half of the partnership units issued on September 30, 1997 in connection with our organization have been redeemed, the holders of the partnership units issued and outstanding on September 30, 1997 are entitled to vote those partnership units and additional partnership units that they may have received and may receive in the future in transactions that were the subject of the September 30, 1997 issuance, along with our shareholders as a single class, on any proposal to merge, consolidate, or sell substantially all of our assets. Our partnership units are not included for purposes of determining when half of the partnership units issued and outstanding on September 30, 1997 have been redeemed, nor are they counted as votes. If the holders of our shares vote on such a transaction, and holders of the partnership units are entitled to vote on the transaction, then each covered partnership unit will be entitled to one vote for each share issuable by us upon the redemption of such partnership unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding partnership units entitled to vote on such matter and the applicable vote of the holders of our outstanding shares. The required aggregate vote may be met by any combination of holders of our partnership units or shares.

The partnership agreement also provides that our operating partnership may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of the fundamental transaction, the partnership units are treated in the same manner as that number of shares for which they are exchangeable upon notice of redemption are treated. Holders of the partnership units also have the right to vote on certain amendments to the partnership agreement.

Redemption Rights

A limited partner holding Class A or Class B partnership units may elect to redeem such units at such time, and for such consideration, as provided in the partnership agreement. In general, and subject to certain exceptions and limitations, holders of Class A partnership units (other than our operating partnership and its subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A partnership units so owned and then held by such party. Class B partnership units are redeemable at the option of the holder at any time after issuance.

If a notice of redemption is given, we may elect to acquire the partnership units tendered for redemption for our own account, either in exchange for the issuance of a like number of shares (subject to adjustments for share splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the shares over the ten consecutive trading days immediately before we receive, in our capacity as general partner of PREIT Associates, L.P., the notice of redemption. If we decline to exercise such right, then on the tenth day following tender for redemption, our operating partnership will pay a cash amount equal to the number of Class A or Class B partnership units so tendered multiplied by such average closing price.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our common shares. This summary is for general information only. For purposes of the following discussion, references to “Company,” “we” and “us” mean Pennsylvania Real Estate Investment Trust and not our subsidiaries or affiliates, and “operating partnership” refers to PREIT Associates, L.P. Because this is a summary that is intended to address only the federal income tax consequences relating to the acquisition, ownership and disposition of our common shares, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

(1)	The tax consequences to you may vary depending on your particular tax situation;

(2)	Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a partnership, a trust, an estate, a regulated investment company, a financial institution, an insurance company, a real estate investment trust, or otherwise subject to special tax treatment under the Code;

(3)	This summary does not address state, local or non-U.S. tax consequences;

(4)	This summary deals only with common shares owned as “capital assets,” within the meaning of Section 1221 of the Code; and

(5)	This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your tax advisor to determine the effect of acquiring, owning and disposing of our common shares in your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement.

Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Moreover, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Taxation of the Company as a REIT

General. Our Company has elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code. We believe that we have been and are organized and have operated, and we intend to continue to operate, in a manner so as to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

Taxation. For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. U.S. Shareholders (as defined below) generally will be subject to taxation on dividends (other than dividends designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates.

Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income, and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, however, shareholders who are taxed at individual rates generally are taxed on dividends from regular corporations at capital gains rates, which are lower for individuals than ordinary income rates. However, the application of capital gain rates to dividends from regular corporations is scheduled to expire for taxable years beginning after December 31, 2010, at which time dividends will be taxed at ordinary income tax rates. Shareholders who are taxed at regular corporate rates may receive the benefit of a dividends-received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if the income were earned by a regular corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax at capital gain rates, ordinary income rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends-received deduction.

Although we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

(1)	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

(2)	We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

(3)	If we have (a) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (b) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

(4)	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

(5)	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

(6)	We will be subject to a 4% nondeductible excise tax on the excess, if any, of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which federal income tax was imposed if we fail to make the required distributions by the end of a calendar year. The required distribution for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

(7)	We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

(8)	If we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within 10 years after they were acquired. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a non-REIT “C” corporation owns an interest, we will be subject to this tax in proportion to the corporation’s interest in the partnership. However, if we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gains rates, rather than taxed at ordinary income rates. See “—Taxation of U.S. Shareholders—Qualified Dividend Income.”

(9)	If we fail to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

(10)	If we fail to satisfy certain of the requirements under the Code the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure in order to maintain our qualification as a REIT.

(11)	If we fail to comply with the requirements to send annual letters to certain of our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding our status as a REIT, we also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

Requirements for Qualification as a REIT. A REIT is a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7)	that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder;

(9)	that does not have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year; and

(10)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our Trust Agreement contains restrictions regarding the transfer of shares of beneficial interests that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

To monitor compliance with condition (6) above, a REIT is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then we will be treated as having met condition (6) above.

Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some jurisdictions. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “—Asset Tests Applicable to REITs.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation (other than a REIT) in which we directly or indirectly hold stock, which has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any such corporation in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities (other than certain “straight debt” securities) that represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants, without causing us to receive impermissible tenant service income under the REIT gross income tests. The Company owns several taxable REIT subsidiaries, including PREIT-RUBIN. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, if dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates for any taxable year beginning before January 1, 2011. See “Taxation of United States Shareholders—Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made directly or indirectly to us in excess of a certain amount. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries may make interest and other payments to us and to third parties in connection with activities related to our properties. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct certain interest payments made to us, and there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

Ownership of Partnership Interests by a REIT. A REIT that owns an equity interest in an entity treated as a partnership for federal income tax purposes is deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of assets and items of income of the operating partnership, including the operating partnership’s share of assets and items of income of any subsidiaries that are treated as partnerships or disregarded entities for federal income tax purposes, are treated as assets and items of income of our Company for purposes of applying the REIT asset and income tests. For these purposes, under current Treasury regulations, our interest in each of the partnerships must be determined in accordance with our “capital interest” in each entity, as applicable. We have control over the operating partnership and substantially all of the partnership and limited liability company subsidiaries of the operating partnership, and intend to operate them in a manner that is consistent with the requirements for continued qualification of our Company as a REIT.

We believe that the operating partnership and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were instead properly treated as a corporation, it would be subject to an entity-level tax on its income and we might fail to meet the REIT income and asset tests. See “—Taxation of the Company as a REIT—Income Tests Applicable to REITs” and “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs” below.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests that are applied on an annual basis. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on related property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or other disposition of stock or securities.

Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met:

•

The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•

Neither we nor any actual or constructive owner of 10% or more of our shares may actually or constructively own 10% or more of the equity interests in a tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Any such tenant is referred to as a “related party tenant.” Rents received from a related party tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space, or (ii) the property is a qualified lodging property and is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•

Rent attributable to personal property, leased in connection with a lease of real property, does not exceed 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

•

We generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered primarily for the convenience of the tenant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by us, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

(1)	charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of gross receipts or sales, as permitted and described above);

(2)	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

(3)	derive rental income attributable to personal property except rent attributable to personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

(4)	directly perform services considered to be noncustomary or “rendered to the occupant” of the property.

We provide services and access to third party service providers at some or all of our properties. However, based on our experience in the rental markets where the properties are located, we believe that all access to service providers and services provided to tenants by our Company either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements.

Although PREIT-RUBIN (which, together with PREIT Services, LLC, comprise our commercial property development and management business) renders services with respect to rental properties of the operating partnership and the partnership subsidiaries, and PREIT-RUBIN does not constitute an “independent contractor” for this purpose, we believe that the services being provided by PREIT-RUBIN with respect to these properties in past years have been usual or customary and should not otherwise be considered “rendered to the occupant.” Moreover, for years beginning after December 31, 2000, the Company and PREIT- RUBIN have elected for PREIT-RUBIN to be treated as a taxable REIT subsidiary. We believe that the aggregate amount of any nonqualifying income in any taxable year earned by the operating partnership and the partnership subsidiaries has not caused, and will not cause, the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

However, we cannot provide any assurance that the IRS will agree with these positions. We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor the services provided at, and the nonqualifying income arising from, each of our properties. We have earned and expect to continue to earn a small amount of nonqualifying income relative to our total gross income in any relevant taxable year. We believe that the amount of nonqualifying income generated from these activities has not affected and will not affect our ability to meet the 95% gross income tests.

“Interest” income that depends in whole or in part on the income or profits of any person generally will be non-qualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

Our share of any dividends received from our corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we disclose to the IRS the sources of our income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed under “—Taxation of the Company as a REIT—General,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized through our subsidiary partnerships and disregarded entities for federal income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property with respect to a property we sell for the purposes of the 100% tax if (i) we have held the property for at least four years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale do not exceed 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale does not exceed 10% of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. For sales after July 30, 2008, a third safe harbor applies if the aggregate fair market value of property sold during the taxable year does not exceed 10% of the fair market value of all of our assets as of the beginning of the taxable year. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•

rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

Although we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services that do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

(1)	At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and federal government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by entities that are treated as partnerships or that are disregarded for federal income tax purposes, as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

(2)	Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and federal government securities);

(3)	Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Securities for purposes of the asset tests may include debt securities; and

(4)	Except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause (1):

•	the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•

we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for certain specified exceptions including the “straight debt” exception discussed below.

The Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test, to the extent we hold debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither we nor any of our controlled taxable REIT subsidiaries (generally, taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us) owns any other securities of the issuer that are not described in the preceding paragraph and that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors.

However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that the aggregate value of our interests in our taxable REIT subsidiaries has not exceeded 20% of the aggregate value of our gross assets. With respect to each issuer that did not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer has not exceeded 5% of the total value of our assets and that we comply with the 10% voting securities limitation and, for our 2001 and subsequent taxable years, 10% value limitation with respect to each such issuer. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 20% or 5% asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 20% or 5% asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions described in the next paragraph.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed the lesser of (i) 1% of our assets at the end of the relevant quarter or (ii) $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests not described in the prior sentence (including the 75%, 25% and the 20% asset tests), we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence. In such a case, we must also pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and file in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain; and

•	90% of our after tax net income, if any, from foreclosure property;

minus the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the shortfall at regular corporate tax rates.

We believe we have made and intend to make timely distributions sufficient to satisfy our annual distribution requirements. In this regard, the partnership agreement of the operating partnership authorizes us, as general partner, to take steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of our shares.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% nondeductible excise tax to the extent that our distributions during a calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year plus excess distributions from prior tax years does not at least equal the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax and excess distributions from the immediately preceding year may be carried over. A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of the Company to Qualify as a REIT. If we fail to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs,” and “—Taxation of the Company as a REIT—Income Tests Applicable to REITs”), we can avoid termination of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. There can be no assurance that we would be entitled to any statutory relief.

Tax Aspects of our Ownership of Interests in the Operating Partnership and Other Partnerships

General. Substantially all of our investments are held indirectly through the operating partnership. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through the operating partnership. See “—Taxation of the Company as a REIT—Ownership of Partnership Interests by a REIT” above.

Entity Classification. We believe that the operating partnership and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs” and “—Taxation of the Company as a REIT—Income Tests Applicable to REITs” above.

A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

(1) interests in the partnership are traded on an established securities market; or

(2) interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

The operating partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a risk, however, that the right of a holder of the operating partnership units to redeem the operating partnership units for common shares could cause the operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if the operating partnership units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, the operating partnership cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, the operating partnership will continue to qualify for any of the safe harbors in the future.

If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to our Company in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit. A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of the operating partnership are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury regulations promulgated under Section 704(c) of the Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The partnership agreement of the operating partnership requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the operating partnership generally have used the traditional method of accounting for book-tax differences with respect to the properties initially contributed to the operating partnership in its formation or subsequently acquired by merger or contribution. However, the operating partnership may use an alternative method of accounting for book-tax differences with respect to properties contributed to it or acquired by merger in the future.

In general, if any asset contributed to or revalued by the operating partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including our Company, will be allocated lower amounts of depreciation deductions from those assets for tax purposes by the operating partnership and increased taxable income and gain on sale. Thus, we may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to us as a result of the sale. In this regard, it should be noted that, as the general partner of the operating partnership, we will determine, taking into account the tax consequences to us, when and whether to sell any given property. See “—Taxation of the Company as a REIT—Annual Distribution Requirements Applicable to REITs.”

We will be allocated our share of the operating partnership’s taxable income or loss for each year regardless of the amount of cash that may be distributed to us by the operating partnership. As a result, we could be allocated taxable income for a year in excess of the amount of cash distributed to us. This excess taxable income is sometimes referred to as “phantom income.” Because we rely on cash distributions from the operating partnership to meet our REIT distribution requirements, which are specified percentages of our REIT taxable income, the recognition of this phantom income might adversely affect our ability to comply with those requirements.

Taxation of United States Shareholders

General. This section applies to a beneficial owner of a common share of Pennsylvania Real Estate Investment Trust that is held by a U.S. person, referred to as a “United States shareholder” herein, as a capital asset.

A “U.S. person” is:

•	a citizen or resident of the United States;

•

a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

If a partnership holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares.

Distributions by the Company—General. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable United States shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of United States shareholders that are corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common shares.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States shareholder. This treatment will reduce the adjusted tax basis that each United States shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a United States shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable United States shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a United States shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A United States shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the United States shareholder’s tax liability on the undistributed capital gain. A United States shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A United States shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately. We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate United States shareholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate United States shareholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate United States shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from non-REIT “C” corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and our taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Sunset of Reduced Tax Rate Provisions. The applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2010. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and the maximum capital gain tax rate for gains other than “unrecaptured section 1250 gains” will be increased from 15% to 20%. The impact of this reversion is not discussed herein. Consequently, shareholders should consult their tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Other Tax Considerations. Distributions we make and gain arising from the sale or exchange by a United States shareholder of our shares will not be treated as passive activity income. As a result, United States shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A United States shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. United States shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Sales of Shares. If a United States shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the United States shareholder as a capital asset. The applicable tax rate will depend on the United States shareholder’s holding period in the shares (generally, if shares have been held for more than one year, such gain or loss will be long-term capital gain or loss) and the United States shareholder’s tax bracket. A United States shareholder who is an individual, estate or trust and who has net long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a United States shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated by such United States shareholders as a long-term capital loss, to the extent of distributions received by the United States shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult their tax advisors with respect to the capital gain liability.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our common shares will not be unrelated business taxable income, or UBTI, to a tax-exempt shareholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in the Company will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•

at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our shares contained in our organizational documents, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described in this paragraph should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-United States Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our common shares by shareholders other than United States shareholders, or non-United States shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of them. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-United States shareholder in light of its particular circumstances.

Distributions. Subject to the discussion below, distributions by us to a non-United States shareholder of our common shares generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Ordinary dividends generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-United States shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Ordinary dividends that are effectively connected with a trade or business generally will not be subject to the withholding tax and instead will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in a manner similar to the taxation of United States shareholders with respect to these dividends, and may be subject to any applicable alternative minimum tax. Applicable certification and disclosure requirements must be satisfied for dividends to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-United States shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We generally expect to withhold U.S. income tax at the rate of 30% on any dividend distribution made to a non-United States shareholder unless:

•	a lower treaty rate applies and the non-United States shareholder files an Internal Revenue Service Form W-8BEN with us evidencing eligibility for that reduced rate; or

•	the non-United States shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-United States shareholder in its common shares will reduce the non-United States shareholder’s adjusted basis in its common shares and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-United States shareholder in its common shares will be treated as gain from the sale of its common shares, the tax treatment of which is described below (See “Sale of Our Common Shares”).

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-United States shareholder is not liable for tax on the receipt of that distribution. However, a non-United States shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-United States shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

A distribution to a non-United States shareholder that owns more than 5% of our common shares at any time during the taxable year will not be treated as an ordinary dividend if (a) the distribution is designated as a capital gain dividend and/or (b) the dividend is attributable to the disposition of a U.S. real property interest. Such distributions will be taxed under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA.” A non-United States shareholder receiving a distribution subject to FIRPTA will be treated as recognizing gain that is income effectively connected with a U.S. trade or business and taxed in the manner described below. We will be required to withhold and remit to the Internal Revenue Service 35% of any such distribution attributable to the disposition of a U.S. real property interest. The amount withheld is creditable against the non-United States shareholder’s U.S. federal income tax liability.

A distribution to a non-United States shareholder that owns no more than 5% of the value of our common shares at all times during the taxable year, will be treated as long-term capital gain to such a non-United States shareholder if the distribution is designated as a capital gain dividend. Such a distribution generally should not be subject to U.S. federal income taxation, unless:

•

such distribution is effectively connected with the non-United States shareholder’s U.S. trade or business, in which case the non-United States shareholder will be subject to tax on a net basis in a manner similar to the taxation of United States shareholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax, as discussed above; or

•

the non-United States shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a “tax home” in the United States or with respect to whom certain other conditions exist, in which case such nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-United States shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, each non-United States shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom its proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gain to the non-United States shareholder, and generally to receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-United States shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-United States shareholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Sale of Our Common Shares. Gain recognized by a non-United States shareholder upon the sale or exchange of our common shares generally would not be subject to U.S. taxation unless:

(1)	the investment in our common shares is effectively connected with the non-United States shareholder’s United States trade or business, in which case the non-United States shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

(2)	the non-United States shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3)	our common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common shares will not constitute a U.S. real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our common shares is held directly or indirectly by non-United States shareholders.

We believe that currently we are a domestically controlled REIT and, therefore, that the sale of our common shares by a non-United States shareholder would not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

Even if we do not qualify as a domestically controlled REIT at the time a non-United States shareholder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

(1)	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2)	the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-United States shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common shares by a non-United States shareholder were subject to taxation under FIRPTA, the non-United States shareholder would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable United States shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

United States Shareholders. In general, information-reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some United States shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-United States Shareholders. Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding described above for a United States shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for United States shareholders, or the withholding tax for non-United States shareholders, as applicable, unless the non-United States shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-United States shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a United States or foreign broker unless the broker has documentary evidence as to the non-United States shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-United States shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-United States shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-United States shareholders should consult with their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Other Tax Consequences for the Company and Our Shareholders

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our Company and our taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

Tax Shelter Reporting

If a shareholder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one partner that is not a “C” corporation, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a “C” corporation or a partnership with only “C” corporation partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Medicare Tax on Unearned Income

Newly enacted legislation requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares for taxable years beginning after December 31, 2012. U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares.

Foreign Accounts and Foreign Entities

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders that own the shares through foreign accounts or foreign intermediaries and to certain non-U.S. shareholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. Prospective shareholders should consult their tax advisors regarding this legislation.

EXPERTS

The consolidated financial statements and schedule of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report with respect to the consolidated financial statements and financial statement schedule makes reference to the Company changing its method of accounting for noncontrolling interests and exchangeable senior notes due to the adoption of FASB Accounting Standard 160 Noncontrolling Interests in Consolidated Financial Statements and FASB Staff Position 14-1 Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), respectively, (included in FASB ASC Topics 805 Business Combinations and 470 Debt, respectively) as of January 1, 2009.

LEGAL MATTERS

Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania has provided us with an opinion as to the validity of the shares of beneficial interest offered by this prospectus. Drinker Biddle & Reath LLP has also provided an opinion as to certain federal income tax matters with respect to the Company.

WHERE TO FIND ADDITIONAL INFORMATION

AND INCORPORATION BY REFERENCE

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3, of which this prospectus is a part, in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement and other documents we file with the SEC may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the documents we file with the SEC can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov. In addition, you can inspect reports and other information we file with the SEC at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all of the information set forth in the registration statement on Form S-3 related to this offering and exhibits and schedules to the registration statement. If a reference is made in this prospectus to the content of any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of, or incorporated by reference in, the registration statement for a copy of the contract or document. Such statements are qualified by reference to the applicable contract or document, to the extent they are included as exhibits to the registration statement or incorporated herein by reference.

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information in this prospectus to you by referring you to those documents that contain the information. Information incorporated by reference is considered to be part of this prospectus. Until this offering is completed, information filed with the SEC after the date of this prospectus supplement will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•

our Current Reports on Form 8-K or amendments thereto filed with the SEC on March 11, 2010, March 17, 2010, March 24, 2010, April 20, 2010, May 6, 2010, May 10, 2010, June 7, 2010, June 14, 2010, August 2, 2010 and August 19, 2010; and

•

the description of our common shares contained in our Registration Statement on Form 8-A dated December 17, 1997, and all amendments or reports filed with the SEC for the purpose of updating such description.

Each person to whom a copy of this prospectus is delivered may obtain at no cost copies of any of these filings by contacting us at the address and phone number indicated below. You may also obtain copies of these filings by contacting the SEC or NYSE as described above, or by visiting our web site at www.preit.com. The information included on the web site is not, and should not be considered to be, a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102-3803

(215) 875-0700

Attention: General Counsel

Readers should rely on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

FORWARD LOOKING STATEMENTS

This prospectus, together with other statements and information publicly disseminated by us, contain certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be affected by uncertainties affecting real estate businesses generally as well as the following, among other factors:

•	our substantial debt and our high leverage ratio;

•	constraining leverage, interest and tangible net worth covenants under our 2010 Credit Facility, as well as capital application provisions;

•	our ability to refinance our existing indebtedness when it matures;

•

our ability to raise capital, including through the issuance of equity securities if market conditions are favorable, through joint ventures or other partnerships, through sales of properties, or through other actions;

•	our short- and long-term liquidity position;

•	the effects on us of dislocations and liquidity disruptions in the capital and credit markets;

•	the current economic downturn and its effect on consumer confidence and consumer spending, tenant business and leasing decisions and the value and potential impairment of our properties;

•	increases in operating costs that cannot be passed on to tenants;

•	our ability to maintain and increase property occupancy, sales and rental rates, including at our recently redeveloped properties;

•	risks relating to development and redevelopment activities;

•	changes in the retail industry, including consolidation and store closings;

•	general economic, financial and political conditions, including credit market conditions, changes in interest rates or unemployment;

•	concentration of our properties in the Mid-Atlantic region;

•	changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors;

•	potential dilution from any capital raising transactions;

•	possible environmental liabilities;

•	our ability to obtain insurance at a reasonable cost; and

•	existence of complex regulations, including those relating to our status as a REIT, and the adverse consequences if we were to fail to qualify as a REIT.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated by our future filings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of the common shares being registered. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$120

Printing expenses	$2,500

Accounting fees and expenses	$9,000

Legal fees and expenses	$15,000

Miscellaneous	$380

Total	$27,000

Item 15.	Indemnification of Directors and Officers.

Our Trust Agreement, as amended, provides that:

•	no trustee shall be personally liable to any person or entity for any of our acts, omissions or obligations;

•

no trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation’s director would remain liable under the provisions of Section 1713 of the Pennsylvania Business Corporation Law; and

•

no officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

Pennsylvania law permits, and the our Trust Agreement and by-laws provide that, every trustee and officer is entitled as of right to be indemnified by us against reasonable expenses (including attorney’s fees) and any liability, loss, judgment, excise tax, fine, penalty, or settlement such person pays or incurs in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

•	no right of indemnification will exist with respect to an action brought by a trustee or officer against us; and

•

no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable trustee or officer is not entitled to indemnification under our Trust Agreement.

In addition, our Trust Agreement and Pennsylvania law permit our Company to provide similar indemnification to employees, agents and other persons who are not trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our Company’s right to procure a judgment in our favor and requires indemnification in certain cases where the trustee or officer is the prevailing party. Certain of the employment agreements our Company has entered into with its officers provide the officer indemnification. Generally, these contracts require us to indemnify the officer to the fullest extent permitted under our Trust Agreement.

The limited partnership agreement for our operating partnership also provides for indemnification of our Company, its trustees and its officers for any and all actions with respect to our operating partnership, provided, however, that our operating partnership will not provide indemnity for:

•	willful misconduct or knowing violation of the law;

•	any transaction where the covered person received an improper personal benefit in violation or breach of our operating partnership’s limited partnership agreement;

•	any violation of our operating partnership’s limited partnership agreement; or

•	any liability the person may have to our operating partnership under certain specified documents.

Currently, our Company maintains directors’ and officers’ liability insurance for its trustees and officers.

Item 16.	Exhibits.

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 20, 2010.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Edward A. Glickman
Edward A. Glickman
President and Chief Operating Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Bruce Goldman and Robert F. McCadden, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Rubin	Chairman and Chief Executive Officer and	September 20, 2010
Ronald Rubin	Trustee (principal executive officer)

/s/ Robert F. McCadden	Executive Vice President and Chief	September 20, 2010
Robert F. McCadden	Financial Officer (principal financial officer)

/s/ Jonathen Bell	Senior Vice President and Chief	September 20, 2010
Jonathen Bell	Accounting Officer (principal accounting officer)

/s/ George F. Rubin	Trustee	September 20, 2010
George F. Rubin

/s/ Edward A. Glickman	Trustee	September 20, 2010
Edward A Glickman

/s/ Joseph F. Coradino	Trustee	September 20, 2010
Joseph F. Coradino

Signature	Title	Date

/s/ Dorrit J. Bern	Trustee	September 20, 2010
Dorrit J. Bern

/s/ Stephen B. Cohen	Trustee	September 20, 2010
Stephen B. Cohen

/s/ M. Walter D’Alessio	Trustee	September 20, 2010
M. Walter D’Alessio

/s/ Rosemarie B. Greco	Trustee	September 20, 2010
Rosemarie B. Greco

/s/ Leonard I. Korman	Trustee	September 20, 2010
Leonard I. Korman

/s/ Ira M. Lubert	Trustee	September 20, 2010
Ira M. Lubert

/s/ Donald F. Mazziotti	Trustee	September 20, 2010
Donald F. Mazziotti

/s/ Mark E. Pasquerilla	Trustee	September 20, 2010
Mark E. Pasquerilla

/s/ John J. Roberts	Trustee	September 20, 2010
John J. Roberts

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Trust Agreement dated December 18, 2008, filed as Exhibit 3.1 to PREIT’s Current Report on Form 8-K filed on December 23, 2008, is incorporated herein by reference.

4.2	By-Laws of PREIT as amended through July 26, 2007, filed as Exhibit 3.2 to PREIT’s Current Report on Form 8-K filed on August 1, 2007, is incorporated herein by reference.

5.1	Opinion of Drinker Biddle & Reath LLP regarding the legality of the common shares being registered.

8.1	Opinion of Drinker Biddle & Reath LLP as to certain federal income tax matters.

23.1	Consent of KPMG LLP.

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibits 5.1 and 8.1).

24.1	Power of Attorney (included on the Signature Page of this Registration Statement).